EXHIBIT 10.6

INTERCREDITOR AGREEMENT

        THIS INTERCREDITOR AGREEMENT, dated as of March 27, 2003 (this “Agreement”), is executed and delivered by BANK ONE, NA, as agent under the Credit Agreement referred to below (in such capacity, the “Lender Agent”), and BANK ONE, NA (Main Office Chicago), as agent under the Receivables Purchase Agreement referred to below (in such capacity, the “Receivables Agent”).

BACKGROUND

A.

SCP Distributors LLC, a Delaware limited liability company (“Distributors”), Fort Wayne Pools, Inc., an Indiana corporation, SCP Services LP, a Delaware limited partnership, and Superior Pool Products LLC, a Delaware limited liability company (collectively, the “Originators”) have entered into a Receivables Sale Agreement dated as of March 27, 2003 (as amended, modified, supplemented or restated and in effect from time to time, the “Receivables Sale Agreement”) with Superior Commerce LLC, a Delaware corporation (“SPE”), pursuant to which each Originator has agreed to sell or contribute to SPE all of its right, title and interest in and to all Receivables (hereinafter defined) arising on or prior to the Purchase Termination Date (hereinafter defined), together with all Related Security (hereinafter defined) associated therewith.

B.

SPE has partially financed its purchases under the Receivables Sale Agreement by entering into a Receivables Purchase Agreement, dated as of March 27, 2003 (as amended, modified, supplemented or restated and in effect from time to time, the “Receivables Purchase Agreement” and, together with the Receivables Sale Agreement, the “Receivables Agreements”), by and among SPE, as seller, Distributors, as initial servicer, Jupiter Asset Securitization Corporation (“Conduit”), various financial institutions from time to time party thereto (together with Conduit, the “Purchasers”), and the Receivables Agent. Pursuant to the Receivables Purchase Agreement, SPE has granted to the Receivables Agent, for the benefit of the Purchasers, a perfected undivided ownership interest or perfected security interest in, among other things, the Receivables and Related Security sold or contributed to SPE under the Receivables Sale Agreement, together with all of the SPE’s right, title and interest in, to and under the Receivables Sale Agreement.

C.

SCP Pool Corporation, a Delaware corporation (“SCP Pool”) has entered into a Credit Agreement, dated as of November 27, 2001, by and among SCP Pool, as borrower, the financial institutions from time to time party thereto as lenders (the “Lenders”), Hibernia National Bank, as documentation agent, Fleet Capital Corporation, as syndication agent, Banc One Capital Markets, Inc., as lead arranger and sole book runner and the Lender Agent (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”), pursuant to which SCP Pool and certain of SCP Pool’s subsidiaries have granted certain security interests to the Lender Agent for the benefit of the Lenders pursuant to the terms of the Collateral Documents (as therein defined).

D.

Certain of the security interests granted in connection with the Credit Agreement require the consent of the Receivables Agent, as assignee of the SPE under the Receivables Sale Agreement, and the Receivables Agent is willing to grant such consent on the terms and subject to the conditions hereinafter set forth.

E.

Certain of the security interests to be granted in connection with the Receivables Sale Agreement and the Receivables Purchase Agreement require the consent of the Lender Agent, and the Lender Agent is willing to grant such consent on the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

1.1.	Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Receivables Agreements.

1.2.	As used herein, the following terms shall have the meanings specified below:

“Account” has the meaning specified in Section 9-102 (2) (or successor section) of the UCC.

“Aggregate Unpaids” means, at any time, the aggregate of all amounts owing pursuant to any of the Transaction Documents to the Receivables Agent, any of the Purchasers or any other party entitled to indemnity under the Receivables Purchase Agreement at such time.

“Authorized Agent” means, with respect to the Receivables Agent, any Director or higher of the Receivables Agent’s Asset-Backed Finance Division.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following:

    (a)        a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

    (b)        such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

“Collateral Documents” has the meaning provided in the Credit Agreement.

“Collection Account” means each concentration account, depositary account, Lock-Box, lock-box account or similar account in which any Collections are now or hereafter collected or deposited.

“Collection Account Agreement” means an agreement among Distributors, the SPE, the Receivables Agent and any Bank maintaining a Collection Account or Lock-Box.

“Collections” means, with respect to any Receivable, all cash collections, recoveries and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means promissory notes of Conduit issued by Conduit in the commercial paper market.

“Contract” means, with respect to any Receivable, any and all writings pursuant to which such Receivable arises other than an Invoice.

“Excluded Receivables Assets” means: (i) all “Inventory” (as that term is defined in the Security Agreement), other than returned goods, if any, relating to the sale that gave rise to any Receivable which is included in the Securitized Assets (“Specified Returned Goods”); and (ii) all Accounts, Payment Intangibles and other proceeds of Inventory, in each of the foregoing cases, created or arising (A) after the Purchase Termination Date, (B) arising from the sale or other disposition of any of the Inventory (other than Specified Returned Goods) by the Lender Agent, as a secured party under the UCC (in each case, together with all Related Security and Collections in respect thereof) or (C) unrelated to any Receivable which is included in the Securitized Assets.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Invoice” means, with respect to any Receivable, any invoice, bill or statement of account evidencing the amount owed by the applicable Obligor to the Originator (without giving effect to the transfer of such Receivable pursuant hereto).

“Lender Collateral” means all property and interests in property (other than Securitized Assets) now or hereafter acquired by SCP Pool or any of the Subsidiaries in or upon which a security interest, lien or mortgage is granted by SCP Pool or such Subsidiary to the Lender Agent, for the benefit of the Lenders, under the Collateral Documents (as defined in the Credit Agreement), and all proceeds of the foregoing, including, without limitation, the Excluded Receivables Assets but excluding the Securitized Assets.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables.

         “Obligations” has the meaning provided in the Credit Agreement.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Payment Intangible” means a “general intangible for money due or to become due” as such phrase is used in Section 102 (61) (or successor section) of the UCC.

“Performance Undertaking” has the meaning specified in the Receivables Purchase Agreement.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, or any other entity, or organization, including a government or political subdivision or agency or instrumentality thereof.

“Purchase Termination Date” has the meaning specified in the Receivables Sale Agreement.

“Receivable” means each existing and hereafter arising Account and Payment Intangible of any Subsidiary which is sold or contributed to the SPE pursuant to the Receivables Sale Agreement, including, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Records” means, with respect to any Receivable, all Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

         “Related Security” means, with respect to any Receivable:

    (a)        all of each Subsidiary’s or SPE’s interest in the inventory and goods (only to the extent that such inventory and goods constitute returned or repossessed inventory or goods), if any, the sale, financing or lease of which by any Subsidiary gave rise to such Receivable, and all insurance contracts with respect thereto (but specifically excluding Excluded Receivables Assets),

    (b)        all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

    (c)        all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(d) all service contracts and other contracts and agreements associated with such Receivable,

(e) all Invoices and other Records related to such Receivable,

    (f)        all of the SPE’s right, title and interest in, to and under the Receivables Sale Agreement in respect of such Receivable and all of the SPE’s right title and interest in, to and under the Performance Undertaking, and

(g) all proceeds of any of the foregoing.

“Securitization Facility” means the transactions evidenced by the Receivables Agreements.

“Securitized Assets” means (a) all existing and future Receivables arising on or prior to the Purchase Termination Date, (b) all Collections and Related Security associated with the Receivables described in the preceding clause (a), (c) all Lock-Boxes and Collection Accounts now or hereafter containing any of the aforementioned Collections but only to the extent of such Collections, and (d) all proceeds of any of the foregoing, which are sold, contributed or otherwise pledged or conveyed under either of the Receivables Agreements; provided, however, that, notwithstanding anything to the contrary in the Transaction Documents, in no event shall the term “Securitized Assets” include any of the Excluded Receivables Assets (including any proceeds thereof which may be deposited in the Collection Accounts).

         “Security Agreement” has the meaning provided in the Credit Agreement.

“Transaction Documents” means, collectively, (a) the Receivables Agreements, (b) the Subordinated Notes referred to in the Receivables Sale Agreement, (c) each Collection Account Agreement entered into pursuant to or in connection with either of the Receivables Agreements, and (d) the fee letter dated March 27, 2003 by and among SCP Pool, SPE and the Receivables Agent as amended, modified, supplemented or restated and in effect from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

2. Releases of Collateral; Consent to Liens.

    (a)        The Lender Agent hereby (i) consents to the Receivables Agent’s security interest, for the benefit of the Purchasers, notwithstanding anything to the contrary in any of the Loan Documents, in the Securitized Assets, and (ii) releases all liens and security interests of any kind whatsoever which the Lender Agent (or any trustee or agent acting on its behalf) may now or hereafter hold in any Securitized Assets, to the extent that such Securitized Assets would otherwise constitute Lender Collateral, it being understood and agreed that the Lender Agent shall have no rights to or in any proceeds of the Lender Collateral that constitute Securitized Assets, and the Lender Agent agrees, concurrently with its execution of this Agreement, to execute and deliver to the Receivables Agent such UCC partial release statements and other documents and instruments, and do such other acts and things, as the Receivables Agent may reasonably request in order to evidence the release provided for in this Section 2(a); provided, however, that failure to execute and deliver any such partial release statements, documents or instruments, or to do such acts and things, shall not affect or impair the release provided for in this Section 2(a).

    (b)        The Receivables Agent hereby (i) consents to the Lender Agent’s security interest, for the benefit of the Lenders, notwithstanding anything to the contrary in any of the Transaction Documents, in the Excluded Receivables Assets, and (ii) releases all liens and security interests of any kind whatsoever, if any, which the Receivables Agent (or any trustee or agent acting on its behalf), on behalf of the Purchasers, may now or hereafter hold in Excluded Receivables Assets and the proceeds thereof, to the extent that such Excluded Receivables Assets and proceeds would otherwise constitute Securitized Assets, it being understood and agreed that the Receivables Agent shall have no rights to or in the Lender Collateral.

3. Separation of Collateral.

    (a)        The Receivables Agent hereby agrees promptly to return to SCP Pool funds or other property which constitute Lender Collateral; provided that SCP Pool or the Lender Agent shall have identified such Lender Collateral in writing to the Receivables Agent or an Authorized Agent of the Receivables Agent otherwise has actual knowledge of the identity of such Lender Collateral or proceeds; and provided further that if the Lender Agent shall so request in a written notice to the Receivables Agent, the Receivables Agent shall return such funds and property to the Lender Agent instead of to SCP Pool. For purposes of maintaining the perfection of the Lender Agent’s lien thereon, the Lender Agent hereby appoints the Receivables Agent as its agent in respect of such funds or other property.

    (b)        The Lender Agent hereby agrees to promptly return to the Receivables Agent any funds or other property which constitute Securitized Assets (or proceeds thereof); provided that the Receivables Agent shall have identified such Securitized Assets or proceeds in writing to the Lender Agent or an officer of the Lender Agent otherwise has actual knowledge of the identity of such Securitized Assets or proceeds. For purposes of maintaining the perfection of the Receivables Agent’s interests therein, the Receivables Agent hereby appoints the Lender Agent as its agent with respect to such Securitized Assets and proceeds.

    (c)        All payments made by an Obligor that is obligated to make payment with respect to both Accounts and Payment Intangibles included in the Securitized Assets and other Accounts and Payment Intangibles shall be applied against the Accounts and Payment Intangibles, if any, that are designated by such Obligor.

    (d)        Unless the Receivables Agent and the Lender Agent agree otherwise in writing, neither the Receivables Agent nor the Lender Agent shall send any notice to an Obligor directing it to remit payments in respect of any Receivable constituting part of the Securitized Assets to any account other than the Collection Accounts.

    (e)        In the event that any of the Securitized Assets become commingled with any Lender Collateral, then the Lender Agent and the Receivables Agent shall, in good faith, cooperate with each other to identify or quantify and also to separate the Securitized Assets from such Lender Collateral; provided, however, that in the case of any assets, if such identification or quantification has been agreed but such separation is not possible, the parties hereto agree to share the proceeds of such property proportionately according to the interests of the Lender Agent and the Receivables Agent agreed to in connection with such agreed upon identification or quantification; provided, further, that each party shall bear its own out-of-pocket costs and expenses incurred to effect such separation and/or sharing (including without limitation fees and expenses of auditors and attorneys) to the extent that such costs and expenses are not reimbursed or otherwise borne by the SPE, SCP Pool or any of SCP Pool’s other Subsidiaries (it being understood that nothing in this Agreement shall limit the obligation of the SPE, SCP Pool or such Subsidiary to make such reimbursement or bear such costs and expenses in accordance with the terms of the Credit Agreement, the Security Instruments and the Transaction Documents); and provided, further, that this Section 3(e) shall not require any party to this Agreement to take any action which it believes, in good faith, may prejudice its ability to realize the value of, or to otherwise protect, its interests (and the interests of the parties for which it acts).

    (f)        The Receivables Agent hereby acknowledges that Collections of Excluded Receivables Assets may from time to time be deposited in the Collection Accounts. In the event that the Receivables Agent gives notice to any bank maintaining a Collection Account that the Receivables Agent is asserting exclusive dominion and control over the Collection Accounts, the Receivables Agent agrees, upon the Lender Agent’s request from and after the date on which purchases have terminated under the Purchase Agreement, to notify any banks maintaining a Collection Account of the Lender Agent’s interest in and to such Collection Account to the extent that such notice may be reasonably necessary to perfect or preserve the Lender Agent’s interest in any Collections of Excluded Receivables Assets as against the applicable banks. The Receivables Agent further agrees, upon the payment in full of the Aggregate Unpaids or, if earlier, the date on which all Securitized Assets have been collected and/or written off as uncollectible, to transfer its ownership and control over the Collection Accounts to the Lender Agent in order to assist the Lender Agent in realizing its interest in and to the Excluded Receivables Assets. Any such transfer shall be without representation, recourse or warranty of any kind on the part of the Receivables Agent. If such transfer occurs prior to the date on which the Aggregate Unpaids have been paid and collected in full, then, (i) notwithstanding any such transfer, all Collections and other proceeds subsequently deposited into the Collection Accounts on account of the Securitized Assets shall be delivered to the Receivables Agent as provided in paragraph (e) above and (ii) the Lender Agent shall, if the Receivables Agent so requests, notify any bank maintaining a Collection Account of the Receivables Agent’s continuing interest, if any, in the Collections of such Securitized Assets as may be reasonably necessary to maintain perfection of or otherwise preserve the Receivables Agent’s interest in any Collections of Securitized Assets as against the Lender Agent and the applicable banks maintaining the Collection Accounts.

    4.        Additional Agreements of Lender Agent. The Lender Agent represents and warrants, on behalf of itself, and agrees, on behalf of itself and the other existing and future “Lenders” who are or become parties to the Credit Agreement (the Lender Agent and such other lenders being herein called the “Lender Parties”) as such agreement, representation or warranty is set forth below, as follows:

    (a)        The Lender Agent represents and warrants that it is authorized to execute this Agreement on behalf of the other Lender Parties and agrees that the Lender Agent, on behalf of the other Lender Parties, shall not (i) challenge the transfers of Securitized Assets from any Originator to the SPE, whether on the grounds that such transfers were unperfected, disguised financings, preferences, fraudulent conveyances or transfers or otherwise, so long as such transfers are carried out in all material respects in accordance with the Transaction Documents or (ii) assert that SCP Pool or any of the Originators should be substantively consolidated with the SPE.

    (b)        Notwithstanding any prior termination of this Agreement, the Lender Parties shall not, with respect to the SPE or Conduit, institute or join any other Person in instituting a proceeding of the type referred in the definition of “Bankruptcy Event” unless and until at least one year plus one day shall have elapsed since the later to occur of (i) payment in full of the Aggregate Unpaids and termination of the Receivables Purchase Agreement, and (ii) the last day on any such Commercial Paper of Conduit shall have been outstanding (the “Expiry Date”).

    (c)        The Lender Agent represents and warrants that it does not have and agrees that it shall not seek to obtain any security or other interest in any portion of the Securitized Assets prior to payment in full of the Aggregate Unpaids and termination of the Receivables Purchase Agreement. The Lender Agent, on behalf of itself and the other Lender Parties, agrees that it and the other Lender Parties will not consent to any amendment to amend the Credit Agreement in any manner that would (i) require the SPE to guarantee all or any portion of the Obligations at any time prior to the payment in full of the Aggregate Unpaids and termination of the Receivables Purchase Agreement or (ii) preclude the Securitization Facility so long as the Purchase Limit (as defined in the Receivables Purchase Agreement) does not exceed $100,000,000 and the definition of “Receivables” contained in the Receivables Sale Agreement as amended through the date hereof is not expanded.

5. Additional Agreements of Receivables Agent. The Receivables Agent agrees, represents and warrants as follows:

    (a)        The Receivables Agent is authorized to execute this Agreement on behalf of the Purchasers and agrees that neither the Receivables Agent nor any of the Purchasers shall (i) challenge any pledge or mortgage of, or grant of a security interest in or lien upon, any Lender Collateral to the Lender Agent, whether on the grounds that such pledge, mortgage or grant was unperfected, a fraudulent conveyance or transfer, a preference or otherwise, so long as such transfer is carried out in all material respects in accordance with the Credit Agreement, the Security Instruments and related documents, or (ii) assert that SCP Pool or any of the Originators should be substantively consolidated with the SPE.

    (b)        The Receivables Agent shall not assign its rights or obligations under the Transaction Documents to any other Person unless such Person shall have agreed in writing to be bound by the terms of this Agreement as if it were a party hereto.

(c) The Receivables Agent does not have and shall not seek to obtain any security or other interest in any portion of the Lender Collateral.

    (d)        The Receivables Agent shall use commercially reasonable efforts to notify the Lender Agent of any termination of the Receivables Purchase Agreement, but failure to give such notice shall not create any liability on the part of the Receivables Agent or affect its rights hereunder.

    (e)        Notwithstanding any prior termination of this Agreement, the Receivables Agent and the Purchasers shall not, solely on account of any claim that they may have against SCP Pool or any of the Originators under or in connection with the Receivables Agreements, institute or join any other Person in instituting a proceeding of the type referred in the definition of “Bankruptcy Event” with respect to SCP Pool or any of the Originators unless and until at least one year plus one day shall have elapsed since payment in full of the Obligations and termination of the Credit Agreement unless one or more of the Lender Parties institutes or joins such a proceeding.

    (f)        The Receivables Agent and the Purchasers shall not amend the Receivables Agreements to expand the scope of the “Securitized Assets” or to increase the “Purchase Limit” under the Receivables Purchase Agreement above $100,000,000.

    6.        Reliance. Each of SPE, the Receivables Agent, all Purchasers and all Lender Parties may rely on this Agreement as if such Person were a party hereto. This Agreement shall remain in effect until the Expiry Date (as defined in Section 4(b) above).

7. Miscellaneous.

    (a)        No delay upon the part of any party to this Agreement in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any such party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No waiver, amendment or other modification, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and shall be signed by the Lender Agent and the Receivables Agent.

    (b)        This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of one which so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(c) This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Illinois.

(d) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

    (e)        All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (including communications by facsimile copy) and mailed, transmitted or delivered, as to each party hereto at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt or (i) in the case of notice by mail, three business days after being deposited in the mails, postage prepaid, and (ii) in the case of notice by facsimile copy, upon the earlier to occur of (A) completion of transmission and telephone confirmation of receipt or (B) the recipient’s close of business on the date of transmission.

    (f)        The provisions of this Intercreditor Agreement are solely for the benefit of the parties hereto and no other parties shall have any rights as a third party beneficiary of any of the provisions contained herein.

[signature pages follow]

IN WITNESS WHEREOF, the Lender Agent and the Receivables Agent have caused this Agreement to be executed and delivered as of the day first above written.

BANK ONE, NA. as Lender Agent

By: /S/ THOMAS E. BOTH
Name: THOMAS E. BOTH
Title: Director, Capital Markets

Address:

Bank One, NA (Main Office Chicago)
Corporate Banking - Southern Region
1 Bank One Plaza
Suite IL 1-0323, 1-16
Chicago, IL 60670-0323

Attention: Corporate Banker
Telephone: (312) 336-1045
Facsimile: (312) 732-7655

         [Signature Page to Intercreditor Agreement]

BANK ONE, NA (MAIN OFFICE CHICAGO), AS RECEIVABLES AGENT

By: /S/ GEORGE S. WILKINS
Name: GEORGE S. WILKINS
Title: Authorized Signatory

Address:

Bank One, NA (Main Office Chicago)
Asset Backed Finance
1 Bank One Plaza
Suite IL1-0594, 1-19
Chicago, IL 60670-0594

Attn: Portfolio Management
Facsimile: (312) 732-3600

         [Signature Page to Intercreditor Agreement]

ACKNOWLEDGED AND CONSENTED TO:

SCP Pool Corporation

By: /S/ CRAIG K. HUBBARD
Name: CRAIG K. HUBBARD
Title: CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER

SUPERIOR COMMERCE LLC

By: /S/ CHRISTOPHER WILSON
Name: CHRISTOPHER WILSON
Title: PRESIDENT

         [Signature Page to Intercreditor Agreement]